CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
   Mazal Plant Pharmaceuticals, Inc.
   (Formerly AKID Corporation)

We have issued our report dated August 17, 2005, accompanying the financial statements of AKID Corporation and Subsidiary contained in the Registration Statement Form SB-2 Amendment No. 2. We consent to the use of the aforementioned report in the Registration Statement filed on or about April 11, 2006, and to the use of our name as it appears under the caption "Experts".


Meyler & Company, LLC
Middletown, New Jersey
April 11, 2006